Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Schedule 14A of our report dated March 31, 2014, relating to the consolidated financial statements of iSign Solutions Inc. (formerly known as Communication Intelligence Corporation) as of December 31, 2013, which appears in iSign Solutions Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ PMB Helin Donovan, LLP

Austin, TX
December 28 , 2015